Exhibit 10.9

FORM OF

AMENDMENT TO THE

BALTIMORE COUNTY SAVINGS BANK, F.S.B.

CHANGE IN CONTROL SEVERANCE AGREEMENT

WHEREAS,                          (the “Executive”) entered into a change in control severance agreement with Baltimore County Savings Bank, F.S.B.(the “Bank”) effective October 23, 2002 (the “Agreement”); and

WHEREAS, the Bank and the Executive wish to amend the Agreement to:

•	comply with Section 409A of the Internal Revenue Code of 1986, as amended and the regulatory guidance promulgated thereunder; and

•	allow BCSB Bancorp, Inc. (the stock holding company formed in connection with the Bank’s second step conversion) to become a party to the Agreement as guarantor; and

WHEREAS, BCSB Bancorp, Inc. has agreed to serve as guarantor under the Agreements; and

WHEREAS, the Agreement provides that it may be amended or modified at any time prior to a change in control by means of a written instrument signed by the parties.

NOW, THEREFORE, the Bank, BCSB Bancorp, Inc. and the Executive hereby agree to amend the Agreement as follows:

FIRST CHANGE

Effective as of the date hereof, Section 4 of the Agreement shall be deleted in its entirety and replaced with the following new Section 4:

“Timing of Severance Payment. Any cash payable to the Executive under Section 3(a) of this Agreement shall be payable in a lump sum within 10 calendar days after the Executive’s termination of employment, provided, however, if, at the time of the Executive’s termination of employment, the Executive is a “specified employee” (as defined in Section 409A of the Internal Revenue Code of 1986) and the payment under Section 3(a) is subject to Section 409A of the Internal Revenue Code of 1986, then such payment shall not be made until six months and one day following the date of the Executive terminates employment, except as may otherwise be permitted under Section 409A of the Internal Revenue Code of 1986.”

SECOND CHANGE

Effective as of the date hereof, Section 5(c)(i) of the Agreement shall be deleted in its entirety and replace with the following new Section 5(c)(i):

“(i) Notwithstanding anything in this Agreement to the contrary, in no event shall the aggregate payments or benefits to be made or afforded to the Executive under Section 3 of this Agreement (the “Termination Benefits”) constitute an “excess parachute payment” under Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), or any successor thereto, and to avoid such a result, Termination Benefits will be reduced, if necessary, to an amount which is one dollar ($1.00) less than three (3) times the Executive’s “base amount,” as determined in accordance with said Section 280G of the Internal Revenue Code of 1986. The Executive shall determine the allocation of the required reduction among the Termination Benefits provided in Section 3 of this Agreement.”

THIRD CHANGE

Effective as of the date hereof, Section 10 of the Agreement shall be amended to add the following subsection (e):

“(e) Source of Payments. The Bank shall make all payments provided for under this Agreement. The Company, however, unconditionally guarantees all amounts and benefits due to Executive and, if the Bank does not timely pay or provide such amounts and benefits, the Company shall pay or provide such amounts and benefits.”

IN WITNESS WHEREOF, the Bank and BCSB Bancorp, Inc. have caused this Amendment to be executed by their duly authorized officers, and Executive has signed this Amendment on the              day of             , 2007.

ATTEST:	BALTIMORE COUNTY SAVINGS BANK, F.S.B.

For the Board of Directors

ATTEST:	BCSB BANCORP, INC.
(as guarantor)

For the Board of Directors

WITNESS:	EXECUTIVE